Exhibit 99.1

Mersana Therapeutics Announces Third Quarter 2019 Financial Results and Provides Business Updates

XMT-1536 Expansion Study Continues According to Plan

Ended Third Quarter 2019 with $112 Million Available to Fund the Advancement of Multiple Product Candidates

CAMBRIDGE, Mass., November 06, 2019 — Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results and a business update for the third quarter ended September 30, 2019.

“We continue to execute on our 2019 goals and remain on track for near-term proof of concept and the potential for multiple data readouts in 2020. In the third quarter, we made important progress with the initiation of the XMT-1536 expansion study in patients with platinum resistant ovarian cancer and non-small cell lung cancer adenocarcinoma at a dose of 36 mg/m2 as well as the continuation of the dose escalation cohorts,” said Anna Protopapas, President and CEO of Mersana Therapeutics. “We are pleased to report that the first three patients in the 43 mg/m2 dose escalation cohort have experienced no dose limiting toxicities. We are encouraged that the safety and efficacy profile of XMT-1536 continues to be promising.”

Recent Highlights and Updates

Clinical Program

•                  Expansion portion of the XMT-1536 Phase 1 study initiated.  In August 2019, Mersana announced that it had dosed the first patient in the expansion study on the 36 mg/m2 once-every-four-week dose regimen. The Company continues to add sites and enroll platinum-resistant ovarian cancer patients who have failed standard therapy and non-small cell lung cancer (NSCLC) adenocarcinoma patients who have failed front line platinum-based chemotherapy with anti-PD-1 or anti-PD-L1 therapy or have exhausted targeted therapies.

•                  Phase 1 dose escalation of XMT-1536 remains ongoing. In August 2019, Mersana announced that the 36 mg/m2 once-every-four-week dosing cohort cleared safety review and the Company initiated a 43 mg/m2 once-every-four-week dose escalation cohort. The Safety Review Committee has evaluated three patients on the 43 mg/m2 dose level and concluded that no patients experienced dose limiting toxicities and the dose has been well-tolerated to date. The Company plans to continue to enroll and evaluate additional patients at this dose level before deciding next steps for dose escalation and expansion.

Discovery Pipeline Progress

•                 Mersana presented preclinical data from a research collaboration that investigated NaPi2b expression in NSCLC emphasizing correlations to histology. In a poster titled “NaPi2b expression in a large surgical non-small cell lung cancer cohort,” investigators concluded that in a large early-stage surgical NSCLC cohort, a high level of NaPi2b expression was seen with adenocarcinoma subtypes and tumors harboring EGFR and KRAS mutations.

•                 Mersana remains on track to disclose its next ADC clinical candidate around year end, further strengthening its scientific leadership in ADC development. The Company is targeting the filing of its next Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) in the first half of 2020.

•                 Mersana presented preclinical data from the Company’s novel Immunosynthen platform at the 10th Annual World ADC conference. Data supports the potential for the development of a STING agonist ADC that can address the challenge of systemic delivery and tolerability of immunomodulatory payloads.

Upcoming Events

•                  The Company will present preclinical data from its novel Immunosynthen platform in a poster session at the 34th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) from November 6 - 10, 2019, in National Harbor, MD. Details of the poster session are as follows:

•                  Poster Title: “Tumor targeting of a STING agonist with an antibody drug conjugate elicits potent anti-tumor immune responses”

•                  Date/Time: November 8, 2019 from 8 AM – 8 PM

•                  Abstract/Poster #: P695

2019 Financial Results

•                  Cash, cash equivalents and marketable securities as of September 30, 2019, were $112.0 million, compared to $70.1 million as of December 31, 2018. On March 5, 2019 the Company completed a public equity offering with gross proceeds of $97.8 million. On May 8, 2019, the Company completed a non-dilutive debt financing with Silicon Valley Bank (SVB) that provides Mersana with the ability to draw up to $20.0 million. The Company drew $5.0 million upon the execution of the agreement. The Company used net cash of $16.3 million in operations in the third quarter of 2019. The Company expects that its cash, cash equivalents and marketable securities will enable it to fund its operating plan into at least mid-2021.

Third Quarter 2019

•                  Collaboration revenue for the third quarter 2019 was approximately $0.8 million, compared to $2.2 million for the same period in 2018. The decrease in collaboration revenue was primarily as a result of a decrease in services performed in support of partner’s programs.

•                  Research and development expenses for the third quarter 2019 were approximately $13.7 million, compared to $15.2 million for the same period in 2018. The decrease was primarily due to decreased manufacturing costs for XMT-1536 and XMT-1522, offset by increased manufacturing costs for preclinical studies and discovery efforts associated with the Company’s next ADC clinical candidate, advancement of companion diagnostics development efforts for the NaPi2b biomarker and a milestone paid on the initiation of the expansion cohort.

•                  General and administrative expenses for the third quarter 2019 remained flat at $4.4 million, compared to the same period in 2018.

•                  Net loss for the third quarter 2019 was $16.8 million, or $0.35 per share, compared to a net loss of $17.1 million, or $0.74 per share, for the same period in 2018. Weighted average common shares outstanding for the quarters ended September 30, 2019 and September 30, 2018, were 47,833,607 and 23,152,019 respectively.

Conference Call

Mersana Therapeutics will host a conference call and webcast today at 8:00 a.m. ET to report financial results for the third quarter of 2019 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 459394. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About XMT-1536

XMT-1536 is a first-in-class ADC targeting the sodium-dependent phosphate transport protein (NaPi2b) and utilizing the Dolaflexin platform to deliver an average of 10-15 DolaLock payload molecules per antibody. The NaPi2b antigen is broadly expressed in non-small cell lung cancer (NSCLC) adenocarcinoma and ovarian cancer. XMT-1536 is in Phase 1 clinical trials in patients with tumors expressing NaPi2b, including ovarian cancer and NSCLC adenocarcinoma. More information on the ongoing Phase 1 clinical trial can be found at clinicaltrials.gov (NCT03319628).

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to develop highly targeted drugs with increased tolerability and expanded opportunities to deliver meaningful clinical benefit to cancer patients. Mersana’s lead product candidate, XMT-1536, is in a Phase 1 clinical trial in patients with tumors expressing NaPi2b, including ovarian cancer and NSCLC adenocarcinoma. In addition, multiple partners are using Mersana’s platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws.  These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct.  Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on March 8, 2019, with the Securities and Exchange Commission (“SEC”) and subsequent SEC filings. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2019	December 31, 2018

Cash, cash equivalents and marketable securities	$112,002	$70,131
Working capital (1)	92,313	4,880
Total assets	121,655	78,502
Total stockholders’ equity	93,045	8,795

(1) The Company defines working capital as current assets less current liabilities. See the Company’s condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Collaboration revenue	$844	$2,151	$42,081	$9,405
Operating expenses:
Research and development	13,701	15,180	42,610	40,098
General and administrative	4,436	4,380	13,072	12,181
Total operating expenses	18,137	19,560	55,682	52,279
Other income (expense):
Interest income	608	340	1,785	1,049
Interest expense	(107)	—	(146)	—
Total other income (expense), net	501	340	1,639	1,049
Net loss	(16,792)	(17,069)	(11,962)	(41,825)
Other comprehensive loss:
Unrealized gain on marketable securities	17	48	36	107
Comprehensive loss	$(16,775)	$(17,021)	$(11,926)	$(41,718)
Net loss attributable to common stockholders — basic and diluted	$(16,792)	$(17,069)	$(11,962)	$(41,825)
Net loss per share attributable to common stockholders — basic and diluted	$(0.35)	$(0.74)	$(0.28)	$(1.82)
Weighted-average number of shares of common stock used in net loss per share attributable to common stockholders — basic and diluted	47,833,607	23,152,019	42,011,340	22,979,516

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com